EX-99(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated July 1, 2024, relating to the financial statement of Grayscale Privacy ETF, a series of Grayscale Funds Trust, as of June 4, 2024, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
July 29, 2024